Press Release	Source: Stellar Pharmaceuticals Inc.

Shareholder Early Warning News Release

LONDON, ONTARIO March 29, 2012 – Robert Harris of 5590 Steeles Avenue West, Milton, Ontario, announced his acquisition of 3,575,000 common shares and 1,034,276 options of Stellar Pharmaceuticals Inc. ("Stellar").  The common shares were issued to Mr. Harris in connection with the acquisition by Stellar of Tribute Pharma Canada Inc. and Tribute Pharmaceuticals Canada Ltd.  In addition, Mr. Harris was issued 550,000 common shares of Stellar in connection with the receipt of regulatory approval of CAMBIA® (diclofenac potassium for oral solution) for the acute treatment of migraine attacks with or without aura in adults.

Scott Langille of 82 Water Street, Elora, Ontario, has also announced his acquisition, through his holding company Elora Financial Management Inc., of 5,850,000 common shares and 846,226 options of Stellar.  The common shares were issued to Mr. Langille in connection with the acquisition by Stellar of Tribute Pharma Canada Inc. and Tribute Pharmaceuticals Canada Ltd.  In addition, Mr. Langille was issued 900,000 common shares of Stellar in connection with the receipt of regulatory approval of CAMBIA® (diclofenac potassium for oral solution) for the acute treatment of migraine attacks with or without aura in adults.

Mary-Ann Harris of 5590 Steeles Avenue West, Milton, Ontario, has also announced her acquisition of 3,575,000 common shares of Stellar.   The common shares were issued to Ms. Harris in connection with the acquisition by Stellar of Tribute Pharma Canada Inc. and Tribute Pharmaceuticals Canada Ltd.  In addition, Ms. Harris was issued 550,000 common shares of Stellar in connection with the receipt of regulatory approval of CAMBIA® (diclofenac potassium for oral solution) for the acute treatment of migraine attacks with or without aura in adults.

There are currently approximately 39,610,042 common shares of Stellar issued and outstanding.  As a result of the foregoing issuances, Mr. Harris has beneficial ownership of, and control and direction over, 4,125,000 common shares on an undiluted basis, representing 10.4% of the issued and outstanding common shares of Stellar, and on a fully diluted basis has beneficial ownership of, and control and direction over, 5,159,276 common shares, representing 12.7% of the common shares of Stellar.

As a result of the foregoing issuances, Mr. Langille has beneficial ownership of, and control and direction over, 6,750,000 common shares on an undiluted basis, representing 17.0% of the issued and outstanding common shares of Stellar, and on a fully diluted basis has beneficial ownership of, and control and direction over, 7,596,226 common shares, representing 18.8% of the common shares of Stellar.

As a result of the foregoing issuances, Ms. Harris has beneficial ownership of, and control and direction over, 4,125,000 common shares on an undiluted basis, representing 10.4% of the issued and outstanding common shares of Stellar.

Each of Mr. Harris, Mr. Langille and Ms. Harris, acquired beneficial ownership of, and control or direction over, the common shares pursuant to the transaction for investment purposes.  Neither shareholder has a present intention to acquire additional securities of Stellar but may acquire additional common shares in the future.

The common shares acquired pursuant to the transactions referenced above were issued under the exemption from prospectus requirements set forth in sections 2.12 and 2.3 of National Instrument 45-106.

This news release is issued pursuant to National Instrument 62-103 - The Early Warning System.  A copy of the Early Warning Reports will appear with Stellar's documents on the SEDAR website at www.sedar.com.  A copy of the Early Warning Report may also be obtained by contacting Scott Langille at scott.langiille@stellarpharma.com .

For further information:

Scott Langille
CFO
519-434-1540
scott.langille@stellarpharma.com